Free Writing Prospectus (To Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 March 24, 2010

This Free Writing Prospectus, dated March 24, 2010, Is Subject to Completion

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NON-PRINCIPAL PROTECTED BEARISH NOTES DUE JANUARY 9, 2012

LINKED TO THE RADAR LOGIC RESIDENTIAL PROPERTY INDEXSM

Issuer:	Barclays Bank PLC

Issuer rating:	(Rated AA-/Aa3)*

Issuer Program:	Global Medium-Term Notes, Series A

Issue Size:	USD $[ ]

Denomination:	$10,000 and integral multiples of $10,000 thereafter.

Trade Date:	[ ]

Issue Date:	[ ]

Maturity Date:	January 9, 2012; provided, however, if there is an Index Disruption Event on any Valuation Date or the Index Sponsor has not published an Index Level on each Valuation Date on or prior to the final scheduled Valuation Date, the Maturity Date will be postponed to the fifth Index Business Day following the earlier of the day on which Index Levels for all five Valuation Dates have been determined and the end of the Cure Period, as described under “—Valuation Dates” below.

Issue Price:	100.00%

Redemption Amount:	Per $10,000 principal amount, an amount equal to $10,000 × ([96.2%] – Index Performance), subject to a minimum Redemption Amount of $0.00 per $10,000 principal amount. If the Final Index Level does not decline by [3.8]% or more relative to the Initial Index Level, you will not receive your entire principal invested.

Index Performance:	Final Index Level – Initial Index Level Initial Index Level

Initial Index Level:	193.98 (the arithmetic average of the Index Levels published on each of the last 5 Index Business Days of 2009)

Final Index Level:

The arithmetic average of the Index Levels published on each Valuation Date, as published by the Index Sponsor, subject to “—Valuation Dates” below.

If the Index Sponsor makes a correction to the Index Level for any Valuation Date and publishes the revised Index Level for that Valuation Date on or prior to the final Valuation Date, the Index Level for such Valuation Date, for the purpose of calculating the payment at maturity, will be equal to such revised value. If the Index Sponsor revises the Index Level for any Valuation Date and publishes such revised Index Level after the final Valuation Date, the payment at maturity will not be adjusted to account for such revision.

Index:	Radar Logic Residential Property IndexSM (25 MSA Composite (28-day)) (Bloomberg ticker RPX.CP28 Index)

Index Level:	The value of the Index or any Successor Index, as published by the Index Sponsor on each Index Business Day. Under certain circumstances, the Index Level will be based on an alternate calculation of the Index or the value of a Successor Index, as described under “—Discontinuance or Alteration of the Index” or if no Successor Index or alternate calculation is available, the Index Level will be determined by the Calculation Agent.

Valuation Dates:

The last 5 Index Business Days of 2011, subject to adjustment for Index Disruption Events.

If the Index Sponsor fails to publish an Index Level for, or an Index Disruption Event occurs on, any scheduled Valuation Date and there is no Successor Index, but the Index Sponsor publishes Index Levels for at least two of the scheduled Valuation Dates either on such scheduled Valuation Dates or during the period from the first Valuation Date and ending at 5:30 p.m., New York time, on the tenth Index Business Day after December 31, 2011 (the “Cure Period”), the Final Index Level will be equal to the arithmetic average of such published Index Levels. In the event that Index Levels are not available, due to an Index Disruption Event or non-publication, for at least two scheduled Valuation Dates or by the end of the Cure Period, then the Calculation Agent will determine the Final Index Level on the final day of the Cure Period by requesting the principal office of each of three leading dealers in the relevant market, selected by the Calculation Agent, to provide a good faith estimate of the Index Levels that would have prevailed on each such scheduled Valuation Date if the Index Levels had been published and/or no Index Disruption Event had occurred and the Calculation Agent will calculate the Index Level for such scheduled Valuation Date as the arithmetic mean of such Index Levels. Values obtained from Barclays Bank PLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such value is the lowest of the values obtained. If fewer than three dealers provide values as requested, the Index Level for each Valuation Date will be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information it deems relevant.

Index Sponsor:	Radar Logic Incorporated

Index Disruption Event:

Index Disruption Event means, with respect to the Index, (i) a Material Change in Formula or a Material Change in Content, in each case as determined in the sole discretion of the Calculation Agent, followed by (ii) a determination by the Calculation Agent, in its sole discretion, that no Successor Index is available.

“Material Change in Formula” means the occurrence since the pricing date of a material change in the formula for, or the method of calculating, the Index.

“Material Change in Content” means the occurrence since the pricing date of a material change in the content, composition or constitution of the Index.

Discontinuance or Alteration of the Index:

If the Index Sponsor discontinues publication of the Index or the method of calculating the Index, or the value thereof, is changed or modified in any way that constitutes, in the opinion of the Calculation Agent, a material change in formula or a material change in content and the Index Sponsor or another entity (including Barclays Bank PLC) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (a “Successor Index”), then any subsequent value for the Index will be determined by reference to such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Level is to be determined, with any adjustments as the Calculation Agent may deem necessary to make the value of such Successor Index comparable to the value of the Index.

If the Index Sponsor permanently discontinues publication of the Index and the Calculation Agent determines, in its sole discretion, that no Successor Index is available, then the Calculation Agent will determine the Redemption Amount using an alternate method of calculation described in “—Alternate Method of Calculating the Redemption Amount” below.

If the method of calculating the Index or a Successor Index is modified by the Index Sponsor so that the value of the Index is a fraction of what it would have been if it had not been modified, and the Calculation Agent, in its sole discretion, determines that such modification is not a material change in formula, then the Calculation Agent will adjust the Index in order to arrive at a price of the Index as if it had not been modified.

Alternate Method of Calculating the Redemption Amount:	If at any time prior to the first scheduled Valuation Date, (i) the Index Sponsor permanently discontinues publication of the Index, as determined by the Calculation Agent in its sole discretion, or (ii) the method of calculating the Index or any Successor Index, or the value thereof, is changed or modified in any way that constitutes, in the opinion of the Calculation Agent, a Material Change in Formula or a Material Change in Content, and, in each case, the Calculation Agent determines, in its sole discretion, that no Successor Index is available, the Redemption Amount will be determined by the Calculation Agent solely by reference to the value (the “Alternate Value Amount”) of the embedded forward on the Index as of the day the Index was discontinued, deemed to be discontinued or materially changed (the “Discontinuance Date”), plus interest accrued on the Alternate Value Amount during the remaining term of the Notes from but excluding the Discontinuance Date at a rate equal to 1-month U.S. dollar LIBOR in effect on the date interest is first accrued and for each month thereafter as determined by the Calculation Agent. The Alternate Value Amount will be determined by the Calculation Agent and will be the greater of (i) the mean of the bid prices for a forward with identical terms to the embedded forward, save for the discontinuance of the Index, on such day obtained from three recognized dealers and (ii) the bid price of Barclays Bank PLC or any of its affiliates. If the Calculation Agent is unable to obtain three bid prices, the Alternate Value Amount will be determined by the Calculation Agent in its sole discretion.

Index Business Day:	New York

Business Day:	New York and London

Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Settlement:	DTC; Book-entry; Transferable.

CUSIP / ISIN:

Calculation Agent:	Barclays Bank PLC

*	For further information regarding the ratings assigned to the Global Medium-Term Notes Program, Series A, see “Program Credit Rating” below.

	Price to Public	Agent’s Commission (1)	Proceeds to Barclays Bank PLC
Per Note	%	%	%
Total	$	$	$

(1)	Barclays Capital Inc. will receive commissions from the Issuer equal to [ ]% of the principal amount of the notes, or $[ ] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. ]

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Factors” below. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are expected to carry the same rating as the Global Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any Reference Asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

SELECTED RISK FACTORS

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium term notes. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-5 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

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The Notes Are Not Principal Protected and You May Lose Some or All of Your Principal—The Notes are not principal protected, even if held to maturity, and the return on the Notes at maturity (including the return of principal invested) is dependent on the performance of the Index. The Redemption Amount, per $10,000 principal amount, will be equal to $10,000 multiplied by the difference of [96.2%] minus the Index Performance, subject to a minimum Redemption Amount of $0.00. Therefore, if the Final Index Level does not decline by [3.8]% relative to the Initial Index Level, you will not receive your entire principal invested, and if the Final Index Level is greater than the Initial Index Level, the Redemption Amount may be substantially less than the principal amount of your Note, and could be as little as $0.00, representing the loss of your entire investment.

•	Issuer Credit Risk—Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—The Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the Original Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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If the Levels of the Index Change, the Market Value of Your Notes May Not Change in the Same Manner—Your Notes may trade quite differently from the performance of the Radar Logic Residential Property Index™ (25 MSA Composite (28-day)) (the “Index”). Changes in the levels of the Index may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—Many Economic and Market Factors Will Impact the Value of the Notes” above.

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The Return on Your Notes May Not Resemble a Direct Investment in the Real Estate the Value of Which the Index Measures—The Index may not reflect the values of all real estate in the applicable geographical markets nor accurately reflect the real estate values it seeks to capture. The process of gathering and compiling the raw data used by the index sponsor, Radar Logic Incorporated (“Radar Logic” or the “Index Sponsor”), to calculate the Index Level depends upon accurate reporting by the parties to each sale transaction of the terms of that transaction, accurate compiling of such data by the compiling methodologies or services used by the Index Sponsor and accurate inputting by the Index Sponsor of the raw data into its computer programs. Each stage of this process is vulnerable to error and the accuracy of these inputs cannot be assured.

As a result of the foregoing factors, the return on your Notes may not resemble the return that you may achieve if you invest directly in a hypothetical portfolio of real estate that included all of the real estate the prices of which are used to calculate the Index.

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You Will Not Receive Interest Payments on the Notes or Have Real Estate Ownership Rights or Rights to Receive any Real Estate—You will not receive any periodic interest payments on your Notes. As an owner of the Notes, you will not have any ownership rights or any other rights that holders of any of the real estate the value of which the Index measures may have. Your Notes will be paid in cash, and you will have no right to receive any real estate.

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Real Estate Market Risks May Affect the Market Value of, and the Amount Payable on, Your Notes—Your Notes are subject to many of the same risks associated with the direct ownership of real estate such as: adverse changes in national, state or local real estate conditions (such as oversupply of, or reduced demand for, properties and changes in market rental rates); adverse changes in employment levels, job growth, consumer confidence, interest rates and population growth; obsolescence of properties; changes in the availability, cost and terms of mortgage financing; changes due to increasing vacancies or declining rents resulting from economic, legal, cultural or technological developments; increases in property and operating taxes and/or changes in income tax laws that would reduce or eliminate tax deductions or incentives to owners of real estate; changes in zoning laws and governmental regulations; casualty and condemnation losses; uninsured damages from floods, hurricanes, earthquake, fire or other natural disasters; acts of terrorism that cause a sharp decrease in the demand for real estate generally or in any particular metropolitan market; and the impact of environmental laws. Because the Index tracks only certain segments of the real estate sector, your Notes will be impacted by the conditions and economic or regulatory occurrences affecting the relevant real estate sectors, which tends to increase volatility and result in higher risk. In addition, approximately 40% of the Index is weighted to the New York and Los Angeles markets. Increases in these two markets will have a significant impact on the Index and, in turn, could adversely affect the market value of your Notes and the amounts payable on your Notes.

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The Index Reflects Transactions that Occurred More than Two Months Prior to the Date of Publication—The published Index Level for any day reflects the transactions that closed or were recorded during the 28-day period ending 63 days prior to such publication day. For certain metropolitan statistical areas, the Index uses the recording date, which is often significantly later than the date on which the relevant transaction closed. Therefore, any change in housing prices in the months leading up to the Trade Date would not be reflected in the Index Level until after the Trade Date. Consequently, any change in the real estate market in the months immediately preceding the Trade Date would not be reflected in the Initial Index Level, but would be reflected in the Index Level in the months immediately following the Trade Date. Likewise, any decrease in housing prices in the months immediately preceding the Valuation Dates would not be reflected in the Final Index Level on which the return on your Notes will be based. As a result of the lag inherent in the methodology of the Index, the Index Performance may be different than if the published Index Level reflected current sales.

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Seasonal Cycles have Customarily Affected the Residential Real Estate Market—Generally, fewer residential real estate transactions occur in the winter than in other seasons, which tends to increase the volatility of the Index over the winter months. In addition, in many of the metropolitan statistical areas reflected in the Index, the median price per-square foot at which residential properties are sold tends to decrease in winter, and the highest prices per-square-foot in a year are often obtained in the summer. The seasonal cycles of residential real estate prices may adversely affect the payment at maturity on the Notes.

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The Index Methodology Adjusts the Actual Sales Data to Account for Disparities in Price Patterns—When there is an unusual number of sales at high or low prices per-square-foot in the relevant period, the Index Sponsor adjusts the price data to project what the prices would have been if the sales had been more broadly representative of the relevant metropolitan statistical area. For periods in which relatively few sales occur, such variations are more common, which often causes or contributes to movements in the Index Level even though such variations due to low transaction volume are less likely to reflect an actual upturn or downswing in the housing market. The Index methodology generally does not exclude prices that are unusually far from the median price per-square-foot, which are more common in the presence of low transaction volume or recording errors. The inclusion of such prices could have a significant effect on the Index Level and, in turn, could adversely affect the market value of your Notes and the amounts payable on your Notes.

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The Policies of the Index Sponsor and Changes That Affect the Composition and Valuation of the Index Could Affect the Amount Payable on Your Notes and Their Market Value—The policies of the Index Sponsor concerning the calculation of the level of the Index and any change in composition of the real estate assets underlying the Index and the manner in which changes affecting the real estate assets underlying the Index are reflected in the Index, could affect the level of the Index and, therefore, the amount payable on your Notes at maturity and the market value of your Notes prior to maturity.

The Index Sponsor can change the composition of the real estate assets underlying the Index or make other methodological changes that could change the level of the Index. The changing of any real estate assets underlying the Index may affect the Index, as a newly added real estate asset may perform significantly better or worse than the real estate asset or assets it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of your Notes. Radar Logic has no obligation to consider your interests in calculating or revising the Index.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent, Barclays Bank PLC (the “Calculation Agent”) may be required to make a good faith estimate in its sole discretion of the value of the Index. See “—The Value of Your Notes May be Affected if the Index is Discontinued, Materially Altered or Suspended” and the terms described on the cover of this free writing prospectus.

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Barclays Bank PLC and Its Affiliates Have No Affiliation with Radar Logic and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time—Radar Logic is the sponsor of the Index. We and our affiliates are not affiliated with Radar Logic in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding Radar Logic’s methods or policies relating to the calculation of the Index in its capacity as the sponsor of the Index. Radar Logic can, in its sole discretion, change the data sources or computation methodology for the Index or make other methodological changes that could directly or indirectly affect the value of the Index. Any of these actions could adversely affect the value of the Notes. Radar Logic, or any successor publisher of the Index, is not under any obligation to continue to calculate the Index or required to calculate any successor index. If Radar Logic discontinues or suspends the calculation or publication of the Index, it may become difficult to determine the value of the Notes or the amount payable at maturity.

The policies of the Index Sponsor concerning the calculation of the level of the Index or the composition of the real estate assets underlying the Index could affect the level of the Index and, therefore, the amount payable on your Notes at maturity and the market value of your Notes before that date. The amount payable on your Notes and their market value could also be affected if the Index Sponsor changes these policies, for example, by changing the manner in which it calculates the Index Level, or if the Index Sponsor discontinues or suspends calculation or publication of the Index Level, in which case it may become difficult to determine the market value of your Notes.

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The Value of Your Notes May be Affected if the Index is Discontinued, Materially Altered or Suspended—If the Index is discontinued, materially altered, or suspended during the term of the Notes but prior to the Valuation Dates, and no Successor Index is available, then the payment on the Notes at maturity will be determined by the Calculation Agent based on the value of the embedded forward in the Notes, using the good faith quotations of such value obtained by Barclays Bank PLC, as the Calculation Agent, from other dealers and possibly affiliates of Barclays Bank PLC, and interest accrued on such value for the remaining term of the Notes at a rate of 1-month U.S. dollar LIBOR. If such quotations are not available, the necessary value will be determined by Barclays Bank PLC, as the Calculation Agent, in its sole discretion, acting in good faith. See “Alternate Method of Calculating the Redemption Amount” on the cover of this free writing prospectus.

If the Index is discontinued, materially altered, or suspended on a scheduled Valuation Date, and no Successor Index is available, then the Final Index Level and, consequently, the payment on the Notes at maturity will be determined using the good faith quotations of the Index Level obtained by Barclays Bank PLC, as Calculation Agent, from other dealers. If such quotations are not available, the necessary Index Levels will be determined by Barclays Bank PLC, as the Calculation Agent, in its sole discretion, acting in good faith.

As the Index is designed to track the metropolitan residential real estate market in the United States, the determination of the embedded forward value or of index values in the absence of published values from the Index Sponsor may require significant discretion and the exercise of this discretion may present Barclays Bank PLC with a conflict of interest.

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Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity may bear little relation to the historical level of the Index.

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Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Index or the Real Estate Assets Underlying the Index May Impair the Market Value of the Notes—We or one or more of our affiliates may hedge our obligations under the Notes by purchasing the real estate assets underlying the Index, futures or options on the real estate assets underlying the Index or the Index, or other derivative instruments with returns linked to the performance of the real estate assets underlying the Index or the Index, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not expected to, any of these hedging activities may adversely affect the market price of the real estate assets underlying the Index and the level of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the real estate assets underlying the Index, futures or options on the real estate assets underlying the Index, and other investments relating to the real estate assets underlying the Index or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the market price of the real estate assets underlying the Index or the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Our Business Activities May Create Conflicts of Interest—We and our affiliates expect to play a variety of roles in connection with the issuance of the Notes. As noted above, we and our affiliates expect to engage in trading activities related to the real estate assets underlying the Index, futures or options on the real estate assets underlying the Index or the Index, or other derivative instruments with returns linked to the performance of the real estate assets underlying the Index or the Index that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index, could be adverse to the interests of the holders of the Notes.

We and our affiliates have published and in the future expect to publish research reports with respect to some or all of the real estate assets underlying the Index and real estate assets generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment.

Moreover, initially, Barclays Bank PLC will serve as the calculation agent. The Calculation Agent will, among other things, decide the amount of the return paid out to you on the Notes at maturity. As discussed above, if the Index Sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the Notes. If events such as these occur, or if the level of the Index is not available or cannot be calculated for any reason, the Calculation Agent may be required to make a good faith estimate in its sole discretion of the level of the Index or to postpone the Valuation Dates and thus the Maturity Date. See “Maturity Date” on the cover of this free writing prospectus. The Calculation Agent will exercise its judgment when performing its functions. Since determinations by the Calculation Agent may affect the market value of the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such determination.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the real estate assets underlying the Index and the level of the Index and, therefore, the market value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

HYPOTHETICAL PAYMENT EXAMPLES

The Redemption Amount, per $10,000 principal amount, will be equal to $10,000 multiplied by the difference of [96.2%] minus the Index Performance, subject to a minimum Redemption Amount of $0.00. The Index Performance will equal a quotient, the numerator of which will equal the Final Index Level minus the Initial Index Level, and the denominator of which will equal the Initial Index Level. The Final Index Level will be equal to the arithmetic average of the Index Levels published on each Valuation Date. If the Final Index Level does not decline by 3.8% relative to the Initial Index Level, you will not receive your entire principal invested, and if the Final Index Level is greater than the Initial Index Level, the Redemption Amount may be substantially less than the principal amount of your Note, and could be as little as $0.00, representing the loss of your entire investment.

The table below illustrates the hypothetical Redemption Amount at maturity per $10,000 principal amount, based on an Initial Index Level of 193.98 (the arithmetic average of the Index Level published over the last 5 Business Index Days of 2009), as well as a range of Final Index Levels, and the resulting Index Performance, each of which is entirely hypothetical; no one can predict what the Index Level will be on any day throughout the life of your Notes, and no one can predict what the Final Index Level and the resulting Index Performance will be. The Index has been highly volatile in the past—meaning that the Index Level has changed considerably in relatively short periods—and its performance cannot be predicted for any future period. The following results are based solely on the hypothetical examples cited; the Final Index Levels have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of the Index. Numbers in the table below have been rounded for ease of analysis.

Initial Index Level	Final Index Level(1)	Index Performance(2)	Redemption Amount(3)
193.98	89.62	–53.80%	$15,000
193.98	109.02	–43.80%	$14,000
193.98	128.41	–33.80%	$13,000
193.98	147.81	–23.80%	$12,000
193.98	167.21	–13.80%	$11,000
193.98	186.61	–3.80%	$10,000
193.98	190.10	–2.00%	$9,820
193.98	192.04	–1.00%	$9,720
193.98	193.98	0.00%	$9,620
193.98	206.01	6.20%	$9,000
193.98	225.40	16.20%	$8,000
193.98	244.80	26.20%	$7,000
193.98	264.20	36.20%	$6,000
193.98	283.60	46.20%	$5,000
193.98	303.00	56.20%	$4,000
193.98	322.39	66.20%	$3,000
193.98	341.79	76.20%	$2,000
193.98	361.19	86.20%	$1,000
193.98	380.59	96.20%	$0.00

1.	Final Index Level equals the arithmetic average of the Index Levels published on each Valuation Date.
2.	Index Performance equals (Final Index Level – Initial Index Level) / Initial Index Level
3.	Redemption Amount equals $10,000 × ([96.2]% – Index Performance)

The following examples illustrate how the Final Index Level, the Index Performance and the Redemption Amount, as set forth in the table above, would be calculated.

Example 1: The Final Index Level of 167.21 is less than the Initial Index Level of 193.98, resulting in an Index Performance of –13.80% and a Redemption Amount of $11,000 per $10,000 principal amount.

The Final Index Level is equal to the arithmetic average of the Index Levels published on each Valuation Date:

Final Index Level = (166.87+167.04+167.21+167.38+167.55) / 5 = 167.21

Index Performance = (Final Index Level–Initial Index Level)/Initial Index Level=(167.21–193.98)/193.98= –13.80%

Redemption Amount = $10,000 × (96.2% – Index Performance) = $10,000 × (96.2% – (–13.80%)) = $11,000

Example 2: The Final Index Level of 190.10 is less than the Initial Index Level of 193.98, resulting in an Index Performance of –2.00% and a Redemption Amount of $9,820 per $10,000 principal amount.

The Final Index Level is equal to the arithmetic average of the Index Levels published on each Valuation Date:

Final Index Level = (189.20+189.65+190.10+190.55+191.00) / 5 = 190.10

Index Performance=(Final Index Level–Initial Index Level) / Initial Index Level = (190.10–193.98)/193.98= –2.00%

Redemption Amount = $10,000 × (96.2% – Index Performance) = $10,000 × (96.2% – (–2.00%)) = $9,820

Example 3: The Final Index Level of 193.98 is equal to the Initial Index Level of 193.98, resulting in an Index Performance of 0.00% and a Redemption Amount of $9,620 per $10,000 principal amount.

The Final Index Level is equal to the arithmetic average of the Index Levels published on each Valuation Date:

Final Index Level = (193.14+193.56+193.98+194.40+194.82) / 5 = 193.98

Index Performance=(Final Index Level–Initial Index Level)/Initial Index Level = (193.98 – 193.98)/193.98 = 0.00%

Redemption Amount = $10,000 × (96.2% – Index Performance) = $10,000 × (96.2% – 0.00%) = $9,620

Example 4: The Final Index Level of 206.01 is greater than the Initial Index Level of 193.98, resulting in an Index Performance of 6.20% and a Redemption Amount of $9,000 per $10,000 principal amount.

The Final Index Level is equal to the arithmetic average of the Index Levels published on each Valuation Date:

Final Index Level = (205.55+205.78+206.01+206.24+206.47) / 5 = 206.01

Index Performance=(Final Index Level–Initial Index Level)/Initial Index Level=(206.01–193.98)/193.98 = 6.20%

Redemption Amount = $10,000 × (96.2%–Index Performance)= $10,000 × (96.2%–6.20%) = $9,000

THE RADAR LOGIC RESIDENTIAL PROPERTY INDEX™ (25 MSA COMPOSITE (28-DAY))

The Radar Logic Residential Property Index™ (25 MSA Composite (28-day)) (the “Index”) was designed in 2006 by Radar Logic Incorporated (“Radar Logic” or the “Index Sponsor”) to reflect the median price per-square-foot of residential properties in 25 metropolitan statistical areas in the United States as averaged over rolling 28-day periods. The weighting of each metropolitan statistical area in the Index is equal to the aggregate value of residential properties in that metropolitan statistical area divided by the aggregate value of residential properties in the 25 metropolitan statistical areas combined.

All information contained in this free writing prospectus regarding the Index, including, without limitation, its make-up, its method of calculation and changes in its components and its historical closing values, is derived from publicly available information prepared by the Index Sponsor. Such information reflects the policies of, and is subject to change by, the Index Sponsor. The Index is calculated and maintained by the Index Sponsor. Barclays Bank PLC has not participated in the preparation of documents providing such information or made any due diligence inquiry with respect to the Index or Index Sponsor in connection with the offering of the Notes. In connection with the offering of the Notes, Barclays Bank PLC makes no representation that such publicly available information regarding the Index or Index Sponsor is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date of any offering of the Notes (including events that would affect the accuracy or completeness of the publicly available information described in this free writing prospectus) that would affect the value of the Index have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity or on any redemption date with respect to the Notes and therefore the market value of the Notes.

This free writing prospectus relates only to the Notes and does not relate to the real estate assets that the Index tracks. Your Notes do not constitute a purchase or other acquisition or assignment of any interest in any of the real estate assets used to determine the Index. You will not have any recourse with respect to the real estate assets the Index tracks or to any owner of, or holder of interest in, any such real estate asset. Purchasers of the Notes should not conclude that the use of an Index that is determined by reference to real estate assets is any form of recommendation to invest in real estate assets by Barclays Bank PLC or any of its affiliates.

Barclays Bank PLC, Barclays Capital Inc., and certain of their affiliates may trade, purchase or sell securities linked to the Index for their proprietary accounts and other accounts under their management. Barclays Bank PLC, Barclays Capital Inc., and certain of their affiliates may underwrite or issue other securities or financial instruments linked to the Index. These activities could present certain conflicts of interest and could adversely affect the value of the your Notes as described under “Risk Factors—Our Business Activities May Create Conflicts of Interest” above.

We are not incorporating by reference the website of the Index Sponsor or any material it includes into this free writing prospectus.

In this free writing prospectus, unless the context requires otherwise, references to the Index listed below will include any successor index to the Index and references to the Index Sponsor will include any successor thereto.

Residential Property Index

The Residential Property Index refers to a set of residential real estate price indices created by Radar Logic. Each of the Radar Logic Daily Prices (the “Daily Prices”), which in aggregate is referred to as the Residential Property Index, is a single dollar value representing the price per square foot paid for residential real estate in one of the 25 defined metropolitan areas in the United States (the “MSAs”), or in the case of the composite Index, to which the Notes are linked, a composite dollar value compiled from the Daily Prices of all the 25 MSAs on a given day.

Overview

In 2006, Radar Logic, in partnership with Ventana Systems, Inc., developed a proprietary technology to create an Index derived from the actual prices paid for residential properties on any given day, as a means of developing the equivalent of a daily “spot price” in the real estate market. The Daily Prices comprising the Residential Property Index are calculated based on that technology. Data relating to actual residential real estate transactions are captured from public source records and converted by means of the Index Sponsor’s proprietary algorithms into the Daily Prices for each of the 25 MSAs.

The Index Sponsor publishes the Daily Prices on every business day. The Daily Price for any given MSA published on any given business day is for the date on which relevant real estate sales closed (the “transaction date”) that is not more than 63 days prior to such business day. In other words, there is a consistent lag of not more than 63 days from the transaction date of a relevant Daily Price to the publication date of such Daily Price.

Data Sources

The Index Sponsor includes sales data for every valid, arm’s-length sale available to it, including new homes, condominiums, cooperatives, house “flips” and foreclosures. No arbitrary restraints or exclusions are imposed on the raw data, subject to the filter methodology described in the next paragraph. The Index Sponsor purchases all raw data used for calculation of the Index “as is”, and no representation or warranty with regard to such raw data is given or implied by the Index Sponsor. All data originate in municipal offices, including recorders’ offices, assessors’ offices and building departments, among others. It is possible that the Index Sponsor may use additional sources of information in the future.

The Index Sponsor applies a filter methodology to ensure that data included in the calculation of the Daily Prices consists solely of independent residential real estate sales. The Index Sponsor may revise such filter methodology at any time. Among other things, the following are excluded from the raw data from which the Daily Prices are calculated: public records for all property types other than single-family residences, condominiums, duplex/triplex/quadplex units and apartments (below a size threshold); public records for which the property type cannot be determined; public records for all transactions not labeled as re-sales or sale of new construction; records that appear to be construction loans; public records that are marked as transactions between two members of the same family or otherwise appear to be non-arm’s length transactions; and public records lacking sales or square footage data.

Square footage of any given real estate is measured and labeled by the taxing counties and municipalities according to their internal methodologies, in some cases by estimation. Wherever possible, the Index Sponsor uses the metric that the localities designate as “living area square feet.” Where this is not available, the Index Sponsor uses, in the order of preference, the metrics for “universal building square feet,” “building square feet,” and “adjusted gross square feet.” The square footage used is the most recent measurement available at the time the transaction record was received, although due to the nature of the historical data, in some cases this may result in the pairing of a historical sale price with square footage data from an assessment that occurred after the transaction.

Transaction Dates

A range of dates is often involved in closing and recording a real estate transaction. The Index Sponsor defines the ideal transaction date for the calculation of the Daily Price as the date upon which a deed is delivered in return for compensation. The recording date is known for almost all transaction records received, but by definition does not occur until after the transaction has closed, sometimes much later. Therefore, wherever possible, the Index Sponsor uses the “sale date” of a transaction, which is defined as the transfer date as written in the text of the deed. In some cases this date may precede the actual closing, but all prices used by the Index Sponsor are calculated with the final sale price of only closed, recorded transactions.

In determining whether to use sale date or recording date as the transaction date for a given MSA, the Index Sponsor considers both the percentage of records for which sale date was known, as well as the effect on the Index of excluding additional records for lack of timeliness (as the sale date precedes the recording date). Within an MSA, the choice of sale date or recording date as the transaction date is consistent over a time frame. Records without a sale date in an MSA for which sale date is the transaction date are excluded.

The Index Sponsor will not publish the Daily Prices for transaction dates that correspond to weekends and federal holidays. Such transactions are reassigned a subsequent date which can be a valid transaction date. The Index Sponsor will not reassign transaction dates that occur on local holidays, holiday-related low-volume days (e.g., the day after Thanksgiving) or other days that have low volume of real estate transactions as a result of inclement weather or other local dynamics. The Index Sponsor does not make adjustments for local holidays or other days with low transaction volume.

Calculation

The unit of measurement for the Daily Price for a given MSA is the price per square foot of residential real estate in such MSA (the “PPSF”). Unlike commodity prices per unit of measurement, where there usually is one price (or prices with small variation) for any commodity, however, there usually is a distribution of prices of real estate measured per square foot of residential area, in part, because there are many attributes besides square footage that determine the value of a property. The Index Sponsor states that it does not apply time averaging or other simple consolidation techniques to such distribution of the relevant PPSFs in order to arrive at one Daily Price, since it believes simple measures are not likely to accurately reflect true market value.

Instead, the Index Sponsor applies its proprietary Triple Power Law, which is a set of three consolidation methodologies that applies to the low, middle and high ranges of the PPSF distribution. The “Power” in the nomenclature of the proprietary methodology refers to the mathematical formula the Index Sponsor employs on the theory that, over an interval, the frequency of residential real estate transactions is proportional to the PPSF raised to a power. The low, middle and high price ranges of each residential real estate market sector and the composition of types of properties therein vary with geography and over time. The application of the three-component methodology to the entire distribution of PPSFs yields a single mathematical distribution from which the relevant Daily Price, following application of the ‘shape’ and ‘position’ parameters discussed below, is derived.

In statistical terms, the “shape” and “position” of the PPSF distribution will determine how the single PPSF distribution referred to in the preceding paragraph is translated into a single Daily Price. The shape of the PPSF distribution conveys the distribution of relative quality of the residential real estate in a given market. The shape is stable in the short term, changing slowly over time in a manner that reflects longer-term socio-economic and cultural trends that affect the relative quality of the housing stock in that market. On the other hand, the position of the PPSF distribution reveals the correlation between quality and value in the local residential real estate market on a given day, as determined by that day’s actual sales. The position is susceptible to short-term shifts in the economy, changes in market sentiment and other significant short-term events. By utilizing its proprietary methodologies including the Triple Power Law, the Index Sponsor separates the effect of the shape of the PPSF distribution from that of the position of the PPSF distribution, in order to account for the different timescales that the shape and position of the PPSF distribution relate to. The relevant timescale for the shape is the number of business days among the 365 calendar days ending on the relevant Transaction Date. With regard to the position, only the actual residential real estate sales data for the relevant Transaction Date is used. In addition to the Triple Power Law and the shape and position of the PPSF distribution, the Index Sponsor also applies a “likelihood function” to mathematically compute the maximum likelihood estimate of the PPSF distribution, e.g. the maximum likelihood estimate of a particular day’s PPSF distribution is determined by computing together the shape parameters and the positions for 365 consecutive days, including such particular day.

Publication

The Index Sponsor publishes the Daily Prices, including the 28-day Daily Prices, as defined below, every business day. The Daily Prices are reported by Bloomberg under the ticker symbol RADR<GO> and by Radar Logic at http://www.radarlogic.com/daily%20price%20chart/ DailyPublication.html, or any successor website thereto. The Index Sponsor is under no obligation to continue to publish the Daily Prices and may discontinue publication of the Daily Prices at any time.

Daily Prices Over a 28-Day Period

The Daily Prices included in the Index are calculated over rolling 28-day periods. A Daily Price over a 28-day period (a “28-day Daily Price”) reflects transactions from the transaction date 63 days ago plus the previous 27 calendar days. To calculate the a 28-day Daily Price for a given transaction date, the Index Sponsor will use the shape of the PPSF distribution from that transaction date, but would calculate the position of the PPSF distribution based on the data from that transaction date plus the 27 previous calendar days.

Metropolitan Statistical Areas

The MSAs included in the Index are Atlanta, Boston, Charlotte, Chicago, Cleveland, Columbus, Denver, Detroit, Jacksonville, Las Vegas, Los Angeles, Miami, Milwaukee, Minneapolis, New York, Philadelphia, Phoenix, Sacramento, San Diego, San Francisco, San Jose, Seattle, St. Louis, Tampa and Washington, D.C. The Index Sponsor publishes a set of general disclosures for each of the 25 MSAs, which describes the counties included in each particular MSA, the percentages of arm’s length, residential transaction records received for each MSA that are included in the calculation of the Daily Prices for that MSA, as well as the percentages of such records that have been excluded by the filters described above. Such information is published by the Index Sponsor at http://www.radarlogic.com/msa_disclosures.html, or any successor website thereto.

Weightings

On each business day, the Index is calculated based on the weighted average of such business day’s 25 individual MSA 28-day Daily Prices. The weighting of each MSA in the Index is equal to the aggregate value of residential properties in that MSA divided by the sum of the aggregate values of residential properties in the 25 MSAs combined. Metropolitan areas in Texas are not currently included in the Index. The aggregate value of residential real estate in an MSA is estimated as the product of (i) the number of housing units in that MSA, as published by the U.S. Census Bureau for the previous year, times (ii) the median square footage in that MSA, as estimated by the Index Sponsor from tax roll data, times (iii) the price per square foot for residential properties in that MSA, calculated by the Index Sponsor, as the arithmetic average price per-square-foot over a 28-day period. The weight for each MSA is expressed as a mathematical formula as follows:

In the above formula, the number of housing units is estimated by the U.S. Census Bureau annually at the county (or county subdivision) level, and is generally published approximately nine months after the relevant year’s end.

Current MSA weightings as of March 23, 2010 are:

MSA	MSA Weighting
Atlanta, GA	2.36%
Boston, MA	4.50%
Charlotte, NC	0.64%
Chicago, IL	5.70%
Cleveland, OH	0.86%
Columbus, OH	0.72%
Denver, CO	1.47%
Detroit, MI	1.89%
Jacksonville, FL	0.71%
Las Vegas, NV	1.40%
Los Angeles, CA	16.06%
Miami, FL	4.63%
Milwaukee, WI	0.66%
Minneapolis, MN	1.91%
New York, NY	23.10%
Philadelphia, PA	4.07%
Phoenix, AZ	2.70%
Sacramento, CA	1.94%
San Diego, CA	3.67%
San Francisco, CA	6.97%
San Jose, CA	2.89%
Seattle, WA	3.24%
St. Louis, MO	1.20%
Tampa, FL	1.62%
Washington, DC	5.09%

License Agreement

We have entered into a non-exclusive license agreement with Radar Logic whereby we, in exchange for a fee, are permitted to use the Index in connection with certain securities, including the Notes. We are not affiliated with Radar Logic; the only relationship between Radar Logic and us is any licensing of the use of Radar Logic’s indices and trademarks relating to them.

Disclaimer

Neither Barclays Bank PLC nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

Radar Logic is under no obligation to continue the calculation and dissemination of the Index. No inference should be drawn from the information contained in this free writing prospectus that Radar Logic makes any representation or warranty, implied or express, to Barclays Bank PLC, any holder of the Notes or any member of the public regarding the advisability of investing in real estate assets generally or in the Notes in particular or the ability of the Index to track general residential real estate performance.

Radar Logic determines, composes and calculates the Index and the Daily Prices without regard to your Notes. Radar Logic has no obligation to take into account your interest, or that of anyone else having an interest, in your Notes in determining, composing or calculating the Index or the Daily Prices. Radar Logic is not responsible for and has not participated in the determination of the terms, prices or amount of your Notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of your Notes payable at maturity. Radar Logic has no obligation or liability in connection with the administration, marketing or trading of your Notes.

Neither Barclays Bank PLC nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index. Radar Logic disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining any Initial Index Level or Final Index Level or any amount payable upon maturity of the Notes.

“RADAR LOGIC”, “RADAR LOGIC DAILY”, “TRIPLE POWER LAW”, AND “RESIDENTIAL PROPERTY INDEX” ARE TRADEMARKS AND/OR SERVICE MARKS OF RADAR LOGIC INCORPORATED AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. RADAR LOGIC DOES NOT MAKE ANY, AND DISCLAIMS ALL, REPRESENTATIONS AND WARRANTIES REGARDING THE UNDERLYING THIRD PARTY DATA ON WHICH THE RESIDENTIAL PROPERTY INDEX AND RADAR LOGIC DAILY PRICES ARE BASED. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY RADAR LOGIC, AND RADAR LOGIC MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

RADAR LOGIC PRICES ARE COMPUTED USING PUBLIC-RECORD DATA, WHICH IT PURCHASES. RADAR LOGIC DOES NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY MANNER IN CONNECTION WITH SUCH DATA INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ITS ACCURACY, COMPLETENESS OR FITNESS FOR ANY PURPOSE. ALL SUCH RAW DATA IS “AS IS”, AND NO REPRESENTATION OR WARRANTY WITH REGARD TO SUCH RAW DATA IS GIVEN OR IMPLIED.

RADAR LOGIC DOES NOT MAKE, AND HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY MANNER IN CONNECTION WITH THE INFORMATION PROVIDED ON THIS FREE WRITING PROSPECTUS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ITS ACCURACY, COMPLETENESS, OR FITNESS FOR ANY PARTICULAR PURPOSE.

RADAR LOGIC SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE RESIDENTIAL PROPERTY INDEX AND/OR THE RADAR LOGIC DAILY OR TO CHANGE THE RADAR LOGIC TRADEMARKS OR CEASE THE USE THEREOF.

RADAR LOGIC MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMING FROM THE USE OF THE RESIDENTIAL PROPERTY INDEX VALUE AND THE TRADEMARKS AND/OR SERVICE MARKS OF RADAR LOGIC OR AS TO THE FIGURE AT WHICH THE RESIDENTIAL PROPERTY INDEX VALUE STANDS ON ANY PARTICULAR DAY.

RADAR LOGIC GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE RESIDENTIAL PROPERTY INDEX AND DATA CONTAINED THEREIN. FURTHER, RADAR LOGIC SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE RESIDENTIAL PROPERTY INDEX.

RADAR LOGIC SHALL NOT BEAR ANY OBLIGATION TO GIVE ANY EXPLANATION OF THE NOTES OR ANY ADVICE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC. INCLUDING BUT NOT LIMITED TO THE FOREGOING, RADAR LOGIC SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE OF THE NOTES.

HISTORICAL INFORMATION

The following chart shows the published daily Index Levels from January 20, 2005 through January 20, 2010 (the last five years of data available as of March 24, 2010) using historical data obtained from Bloomberg; neither Barclays Bank PLC nor Barclays Capital Inc. makes any representation or warranty as to the accuracy or completeness of these historical Index Levels. The historical data on the Index is not necessarily indicative of the future performance of the Index during the term of the Notes, whether or not the Final Index Level will be less than the Initial Index Level or what the value of the Notes may be. Fluctuations in Index Levels make it difficult to predict whether or not the return on the Notes will be positive. Although the Index Sponsor publishes the Index Level every Index Business Day, the Index Levels are for the date on which relevant real estate sales closed that is not more than 63 days prior to such publication date. Therefore, each Index Level presented below reflects data collected not more than 63 days prior to the date such closing level was published and may not reflect movements in the real estate prices underlying the Index within the last 63 days. As a result, historical fluctuations in real estate prices may be greater or lesser than fluctuations in the real estate prices experienced by the holders of the Notes.

UNITED STATES FEDERAL INCOME TAX TREATMENT

The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

We intend to treat the Notes as contingent payment debt instruments subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the prospectus supplement. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes. As a result, you will be required to include original issue discount (“OID”) in income during your ownership of the Notes even though no cash payments will be made with respect to the Notes until maturity. Additionally, you will generally be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to

Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

US$[        ]

BARCLAYS BANK PLC

NON-PRINCIPAL PROTRECTED BEARISH NOTES DUE JANUARY 9, 2012

LINKED TO THE RADAR LOGIC RESIDENTIAL PROPERTY INDEXSM

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO PROSPECTUS DATED FEBRUARY 10, 2009, AND THE

PROSPECTUS SUPPLEMENT DATED MARCH 1, 2010)